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                                                                   EXHIBIT 3.03



                               AMENDMENT NO. 1 TO
                     SECOND AMENDED AND RESTATED BYLAWS OF
                              JCC HOLDING COMPANY


         RESOLVED, that JCC Holding Company's Bylaws are hereby amended by deleting Section 6 of Article II in its entirety and inserting the following in lieu thereof:

         "SECTION 6. QUORUM. Except as provided by law or by the Certificate of Incorporation, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereat shall constitute a quorum at all meetings of the stockholders for the transaction of business; provided, however, that prior to the Transition Date, a quorum at any meeting of stockholders shall consist of the presence, in person or by proxy, of
         (a) the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote thereat and (b) the holders of a majority of the issued and outstanding shares of Class B Common Stock entitled to vote thereat. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of each class of Common Stock entitled to vote at any such meeting shall constitute a quorum of such class. If the required quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting."